Exhibit 4.1

DATED 16 September 2013

(1)	BT GROUP plc

(2)	GAVIN ECHLIN PATTERSON

DIRECTOR’S SERVICE CONTRACT

Exhibit 4.1

CONTENTS

1.	INTERPRETATION	3

2.	PERIOD	4

3.	DUTIES	4

4.	SHARE DEALING AND OTHER RULES	5

5.	CONFLICTS	5

6.	SALARY	6

7.	PENSION	7

8.	INSURANCE	7

9.	HOLIDAY	7

10.	CAR	7

11.	TELECOMMUNICATIONS FACILITIES	7

12.	SICK PAY	8

13.	MEDICAL EXAMINATION	8

14.	EXPENSES	8

15.	PROFESSIONAL SUBSCRIPTIONS AND ADVICE	8

16.	INTELLECTUAL PROPERTY	8

17.	DISCIPLINARY AND GRIEVANCE PROCEDURE	9

18.	OBLIGATION TO PROVIDE WORK	9

19.	TERMINATION	10

20.	CONFIDENTIALITY	11

21.	RESTRICTIONS	12

22.	DATA PROTECTION	12

23.	CONTINUATION	13

24.	VARIATION	13

25.	NOTICES	13

26.	COUNTERPARTS	13

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	13

28.	MISCELLANEOUS	13

Exhibit 4.1

DATED 16 September 2013

PARTIES

1)	BT GROUP plc (registered number 4190816) whose registered office is at 81 Newgate Street, London EC1A 7AJ (BT)

2)	GAVIN ECHLIN PATTERSON whose address is 81 Newgate Street, London, EC1A 7AJ (the Director)

1.	INTERPRETATION

1.1 In this Agreement the following expressions shall mean:

Associated Company	any company or venture in which BT or a Subsidiary has a shareholding or equity participation;

Benefits	pension benefits (including life cover), health cover, dental cover, the car currently provided on termination together with the cost of maintenance, insurance and motor vehicle tax (but not petrol);

Board	the board of directors of BT, or a committee of the board;

BT Group	BT and all its Subsidiaries from time to time;

Chairman	the chairman of BT or his designated nominee;

Commencement Date	10th September 2013;

Confidential Information	any information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) including, but not limited to, any information relating to the business, products, affairs and finances of the BT Group or its Associated Companies, which is treated as confidential to the BT Group or its Associated Companies or which you are told or ought reasonably to know is confidential or which has been

Exhibit 4.1

given to the BT Group or its Associated Companies in confidence by customers, suppliers or other persons, and any trade secrets including, without limitation, technical data and know-how relating to the business of the BT Group or its Associated Companies or any of its business contacts;

Employment	the Director’s employment in accordance with the terms and conditions of this Agreement;

Group Company	any company in the BT Group;

Salary	£925,000 a year or such higher salary as may be determined by the Board;

Subsidiary	any subsidiary which for the time being is a subsidiary company (as defined in Section 1159 of the Companies Act 2006) of BT.

1.2 A reference to something being determined, specified or required by BT includes a determination, specification or requirement from time to time.

1.3 This Agreement supersedes any previous agreement between BT and the Director.

2.	PERIOD

2.1 Subject to Paragraph 19, this Agreement will last for an initial period of one year from and including the Commencement Date. It will continue until either BT has given to the Director previous written notice of not less than twelve months or the Director has given to BT previous written notice of not less than six months, ending in either case at any time after the initial period.

2.2 The Director’s period of continuous employment for statutory purposes began on 12 January 2004.

3.	DUTIES

3.1 BT will employ the Director as a full-time executive director and Chief Executive of BT.

3.2 During the Employment, the Director will:

(a)	diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such

Exhibit 4.1

duties or powers relate to BT or the BT Group and Associated Companies, at such locations in the United Kingdom or overseas, as the Board or the Chairman may specify;

(b)	comply with all BT rules, regulations, policies and procedures (including codes of conduct) and those of any applicable Group Company or Associated Company from time to time in force;

(c)	comply with all directions lawfully and properly given to him by the Board;

(d)	unless prevented by sickness, injury or other incapacity, and other than any time reasonably spent on any external non-executive directorship which has been approved by the Remuneration Committee, devote the whole of his time, attention and abilities during his working hours to the business of BT or any other Group Company or Associated Company for which he is required to perform duties;

(e)	promptly provide the Board with all such information as it may require in connection with the business or affairs of BT and of any other Group Company or Associated Company for which he is required to perform duties; and

(f)	report to BT and any applicable Group Company or Associated Company any matters of concern that come to his attention, or of which he is aware, in particular any acts of misconduct, dishonesty, breach of any policies of the BT Group or Associated Companies, including but not limited to the codes of conduct or breach of any relevant regulatory rules committed, contemplated or discussed by any member of staff, contractor or other third party.

3.3 The Director’s working hours will be such hours as are required for the proper performance of his duties.

3.4 The Director agrees, in accordance with Regulation 5 of the Working Time Regulations 1998 (the Regulations), that the provisions of Regulation 4(1) do not apply to the Director, and that the Director will give BT three months’ notice in writing if he wishes Regulation 4(1) to apply to him.

4.	SHARE DEALING AND OTHER RULES

The Director will comply with the BT share dealing rules, BT’s Articles of Association and with all applicable rules and regulations of the UK Listing Authority and any other relevant regulatory bodies, including the Model Code on dealings in securities.

5.	CONFLICTS

5.1 The Director will promote, and not do any thing which is harmful or conflicts with, the interests and reputation of the BT Group.

Exhibit 4.1

5.2 The Director will not without obtaining the prior written consent of the Chairman:

(a)	work for any other person, business, organisation or company; or

(b)	hold any shares or interests in any business or company that is likely to compete with the business of the BT Group.

5.3 The Director will pay to BT any fees received from any directorship of another company, unless BT otherwise agrees.

5.4 In the event that the Director becomes aware of any conflicts of interest that may arise, he must disclose these to the Board.

6.	SALARY

6.1 The Director will be paid the Salary in twelve equal monthly instalments, payable on the last business day of each month.

6.2 The Director’s salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of any Group Company or Associated Company.

6.3 The Director may be paid a bonus at the discretion of the Board.

6.4 The Director may, at the discretion of the Board, participate in any scheme established for BT employees to acquire shares in BT subject to the applicable rules of the scheme, but participation under such schemes will not form part of this Agreement.

6.5 The Director agrees that, pursuant to Part II of the Employment Rights Act 1996, BT has the right to deduct from his salary and/or bonus any amount owed to the BT Group by the Director.

6.6 Following the enactment of sections 79 to 82 of the Enterprise and Regulatory Reform Act 2013:

(a)	any obligation of BT or any Group Company or Associated Company under this Agreement and any other arrangement relating to remuneration from which the Director benefits or enters into since he became a director of BT shall be subject to and conditional on approval by BT shareholders in a general meeting of a policy on directors’ remuneration in accordance with the terms of such legislation; and

(b)	in the event such approval is not obtained at any such general meeting, the Director will have no entitlement to compensation or damages in respect of any loss suffered in consequence thereof.

Exhibit 4.1

7.	PENSION

7.1 BT will pay an amount of 30 per cent of the Salary in each year as a contribution to the Director’s personal pension by twelve monthly instalments, payable on the last day of each month.

7.2 BT will comply with its automatic enrolment obligations under legislation in relation to the Director. If the Director is automatically enrolled to an automatic enrolment scheme nominated by BT in accordance with its automatic enrolment obligations and does not opt out, or if the Director opts in to such a scheme, the pension allowance described in Paragraph 7.1 will be reduced by an amount equal to the aggregate of any employer and employee contributions (including tax relief in respect of such contributions, if any) payable to or in respect of the Director to such scheme.

8.	INSURANCE

8.1 During the Employment, subject to the Director’s age or health (or, where relevant, that of his spouse or children) not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, and to the terms of the relevant policy from time to time, BT will:

(a)	arrange for the benefit of the Director life insurance cover equal to four times the Salary; and

(b)	arrange private health cover for the Director, the Director’s spouse and children under the age of 18 (or 21 if in full-time education) and dental cover for the Director and the Director’s spouse.

9.	HOLIDAY

The Director will be entitled to paid statutory holidays and to 27.5 days’ paid holiday in each year which accrues rateably each month in arrears, to be taken at times agreed with the Chairman.

10.	CAR

BT will provide the Director with a car appropriate to his status and responsibilities in accordance with BT’s company car policy from time to time. BT will bear the cost of taxing, insuring, repairing and maintaining the car as well as the cost of petrol for business and private mileage.

11.	TELECOMMUNICATIONS FACILITIES

BT will provide telecommunications facilities (which currently include one residential exchange line and a fixed number of extension sockets and BT telephones) and home security at the Director’s main residence and a free call allowance all as determined by BT.

Exhibit 4.1

12.	SICK PAY

12.1 During the Employment, the Director will be entitled to receive sick pay (inclusive of any statutory sick pay and any benefits payable under any permanent health insurance effected by BT) of:

(a)	one-twelfth of the Salary for each month in the first six months; and

(b)	one twenty-fourth of the Salary for each month in the next six months.

in total in any period of two years, subject to production of medical certificates and to such other requirements as BT may reasonably request.

13.	MEDICAL EXAMINATION

BT may, at its expense, require the Director to be examined by a medical practitioner of BT’s choice. BT will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

14.	EXPENSES

BT will reimburse authorised expenses properly incurred in the course of the Director’s duties against receipts or other proof of expenditure.

15.	PROFESSIONAL SUBSCRIPTIONS AND ADVICE

15.1 The Director will be reimbursed subscriptions to professional bodies where the Chairman considers it to be in the interests of BT.

15.2 BT will pay the cost of personal tax and financial planning advice up to a maximum of £5,000 (excluding VAT) a year.

16.	INTELLECTUAL PROPERTY

16.1 Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988, any invention, design, or copyright work, including without limitation all documents, data, drawings, specifications, articles, computer programmes, object codes, source codes, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items (Works), made by the Director during the course of employment with BT (whether or not in the course of his duties) shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of BT, and the Director hereby irrevocably and unconditionally assigns to BT, all right, title and interest in and to the same.

16.2 The Director must promptly notify BT of any Works which he creates, which shall become the absolute property of BT and hereby unconditionally waives in favour of BT all rights (if any) he may have under Chapter IV (moral rights) of the Copyright, Designs and Patents Act 1988 (or any foreign corresponding rights) in connection with the authorship of any Works, wherever in the world enforceable, including without limitation the right to be identified as the author of such Works and the right not to have such Works altered or subjected to derogatory treatment.

Exhibit 4.1

16.3 The Director agrees to execute any formal and additional assignment required by BT to vest or confirm the vesting in it of all rights in any Works as set out in this Paragraph 16 at the expense of BT.

16.4 The Director hereby authorises BT to appoint someone to be his lawyer and in his name and on his behalf, to sign, execute and do all such things as BT thinks necessary or desirable to fully vest or confirm the vesting in it of all rights in any works as set out in this Paragraph 16.

16.5 The terms and obligations of this Paragraph 16 survive the expiry or termination of the Employment for any reason.

17.	DISCIPLINARY AND GRIEVANCE PROCEDURE

17.1 If the Director is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Board within seven days of that decision. The Board’s decision shall be final.

17.2 If the Director has any grievance he may apply in writing to the Chairman who personally will either propose a solution or refer the matter to the Board.

18.	OBLIGATION TO PROVIDE WORK

18.1 BT is under no obligation to provide the Director with work and may:

(a)	suspend the Director, if the Board considers this appropriate, for up to three months; or

(b)	if notice to terminate this Agreement has been given, vary the Director’s duties or require the Director to cease performing all duties during all or part of the notice period,

in which case BT may continue to pay the Salary in accordance with Paragraph 6.1 and provide the Benefits under this Agreement until this Agreement terminates.

18.2 Where Paragraph 18.1 applies, BT may require the Director:

(a)	not to attend any BT Group premises;

(b)	to refrain from business contact with any customers, clients or employees of the BT Group;

(c)	to take any holiday which has accrued under Paragraph 9 during any period of suspension under this Paragraph 18.2;

(d)	not to compete with BT or any Group Company; and/or

(e)	not to do any act or thing or make or cause to be made any statement reasonably likely to damage the business or reputation of BT or any Group Company.

Exhibit 4.1

18.3 Where Paragraph 18.1(b) applies, the Director will at BT’s request promptly resign in writing as a director of BT (and as a member of any committee of the Board) and of any company of which BT is a shareholder (if necessary, in accordance with Paragraph 19.7) but this Agreement will not terminate on the Director resigning under this sub-paragraph.

19.	TERMINATION

19.1 This Agreement will terminate immediately, without compensation:

(a)	subject to Paragraphs 18.3 and 19.3, if the Director ceases to be a Director under the provisions of BT’s Articles of Association as altered from time to time; or

(b)	if the Director fails in the reasonable opinion of the Board satisfactorily to perform his duties after receiving a written warning.

19.2 BT may terminate this Agreement without notice, and without compensation, if the Board believes that the Director:

(a)	is incapacitated for any reason from performing the Director’s duties for a period of one year or periods totalling 365 days in any period of two years; or

(b)	is guilty of any dishonesty or disreputable conduct; or

(c)	is guilty of any misconduct or neglect of duty after receiving a warning; or

(d)	is repeatedly failing to follow BT’s policies and procedures.

19.3 If the Director ceases to be a director of BT because he is not re-elected or deemed to be re-elected at a general meeting, BT may either:

(a)	terminate this Agreement subject to paying compensation in lieu of notice; or

(b)	require the Director to perform such duties for the BT Group (other than as a director of BT), subject to these being commensurate with the Director’s organisational level, as the Board or the Chairman may specify.

19.4 In lieu of giving the Director twelve months’ notice referred to in Paragraph 2 or at any time during any notice period, BT may (but shall not be obliged to) terminate this Agreement immediately and make a payment in lieu of notice equal to:

(a)	the Salary which the Director would have been entitled to receive in accordance with Paragraph 6.1 during the notice period referred to in Paragraph 2.1 if notice had been given or (if notice has already been given) during the remainder of the notice period, and

Exhibit 4.1

(b)	the cost to BT of continuing to provide the Benefits during that period. Alternatively BT may in its absolute discretion continue to provide such Benefits during that period,

(the Payment in Lieu).

19.5 The Payment in Lieu will be payable in equal monthly instalments on the normal payroll dates. These instalments will continue until the date on which the relevant notice period would have expired or (if earlier) the date on which the Director secures alternative employment or alternative engagements with the same or a higher basic salary or fee, subject to the conditions set out in sub-Paragraphs (a) to (c) below:

(a)	the Director will provide to the Board such evidence as it may reasonably require on a monthly basis to show that he is making all reasonable efforts to secure alternative employment or engagements and full details of his remuneration package in any such employment or engagements;

(b)	in the event that the Director secures alternative employment or engagement(s) above a basic annual salary or fee of £30,000 but at a lower basic salary or fee than the Salary, then subsequent instalments of the Payment in Lieu shall be reduced by an amount equal to such lower salary or fee (expressed on a monthly basis) in calculating the Payment in Lieu. The Payment in Lieu will be further reduced as the Board deems appropriate if the remuneration arrangements agreed between the Director and his new employer, in the reasonable opinion of the Board, are not appropriately balanced between basic salary and other incentives and benefits in accordance with market practice; and

(c)	in the absence of such evidence or if the Board is not satisfied (on reasonable grounds) that the evidence provided shows that the Director is making reasonable efforts to secure alternative employment or engagement(s), BT may cease making any further payments. In these circumstances, the Director shall have no right to any compensation whatsoever in respect of the loss of any further instalments of the Payment in Lieu that would otherwise have been due to him.

19.6 Upon termination of this Agreement the Director will at BT’s request promptly resign in writing as a Director of BT (and as a member of any committee of the Board) and of any company of which BT is a shareholder, and will promptly return to BT any property of the BT Group.

19.7 The Company Secretary of BT is irrevocably authorised to sign a letter of resignation on behalf of the Director if he fails to do so.

20.	CONFIDENTIALITY

20.1 The Director will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the

Exhibit 4.1

publication or disclosure of, any Confidential Information relating to the BT Group, any Associated Company or any third party which may have been obtained in the course of this Employment.

20.2 This prohibition does not apply to Confidential Information that comes into the public domain through no act or neglect of the Director, to any disclosure or use authorised by the Board or so as to prevent the Director making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

21.	RESTRICTIONS

21.1 The Director will be bound by the provisions of the Schedule to this Agreement.

21.2 The 12 month periods referred to in the Schedule will be reduced by any time during which the Director has been suspended or excluded from the premises of the BT Group under Paragraph 18.

21.3 The Director will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the BT Group or any Associated Company.

22.	DATA PROTECTION

22.1 The Director consents to any Group Company processing data relating to the Director for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Director, including, as appropriate:

(a)	information about the Director’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Director’s fitness for work and health cover;

(b)	the Director’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Director has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

22.2 BT may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of BT or the business in which the Director works.

22.3 The Director consents to the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

Exhibit 4.1

23.	CONTINUATION

Paragraphs 16, 19.6, 19.7, 20 and 21 inclusive will continue in force after the termination of this Agreement.

24.	VARIATION

BT may vary Paragraphs 8 to 12 inclusive, 15 and 17 but only after first consulting the Director.

25.	NOTICES

Any notice or document may be served on the Director personally or by posting it to his last known address, or on BT addressed to the Secretary at its registered office, and if sent by first class post will be deemed to have been received within 24 hours of posting.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this agreement by e-mail or fax shall be as effective as delivery of a manually executed counterpart of this agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

28.	MISCELLANEOUS

28.1 This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between BT and the Director (other than those expressly referred to herein). The Director acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Director’s contract of employment.

28.2 The Director represents and warrants to BT that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

Exhibit 4.1

28.3 Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

28.4 This Agreement is governed by, and shall be construed in accordance with, the laws of England. The Courts of England shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement.

Signed by the parties on the date written on the first page of this Agreement.

SIGNED as a DEED and	)	/s/ Gavin Patterson
DELIVERED by	)
GAVIN ECHLIN PATTERSON

in the presence of:	/s/ Tracy Stobbs

SIGNED BY

for and on behalf of	)	/s/ Dan Fitz
BT GROUP PLC	)

Exhibit 4.1

SCHEDULE

1. In this Schedule:

(a)	“Expiry Date” means the date of termination or expiry of this Agreement for any reason.

(b)	“in any capacity” means on the Director’s own behalf or jointly with or on behalf of any person, firm or company.

(c)	“Confidential Information” means confidential information of the BT Group which would be of value to a competitor or could reasonably enable a competitor to obtain an unfair advantage in trading in competition with the BT Group.

(d)	“Business” means the communications business (including TV and sports content) of the BT Group in the United Kingdom or any other country of the European Union in which the BT Group conducts its business.

2. Since the Director is likely to obtain in the course of his employment with the BT Group, trade secrets and Confidential Information and personal knowledge of customers and employees of the BT Group, the Director agrees with BT that he will be bound by the following covenants for 12 months immediately following the Expiry Date:

(i)	The Director will not in any capacity solicit or endeavour to entice away or offer engagement or employment to, or engage or employ or procure any Designated Person, who was an employee of BT at the Expiry Date, to be engaged or employed in any business which competes or is about to compete with the Business.

A Designated Person is an employee of BT which whom the Director has had personal dealings in the 12 months immediately preceding the Expiry Date and who had at the Expiry Date knowledge of trade secrets or Confidential Information or knowledge of and connections or influence with customers of BT.

(ii)	The Director will not in any capacity for the purposes of any business which competes or is about to compete with the Business, solicit or entice away or endeavour to solicit or entice away business or custom from any person, firm or company:

(a)	that was a customer of BT during the 12 months immediately preceding the Expiry Date (“the 12 month period”); and

(b)	with whom or with which the Director personally has had dealings during the 12 month period in the course of the Employment.

Exhibit 4.1

(iii)	The Director will not in any capacity for the purposes of any business which competes or is about to compete with the Business, have business dealings with any person, firm or company:

(a)	that was a customer of BT during the 12 month period; and

(b)	with whom or with which the Director personally has had dealings during the 12 month period in the course of the Employment.

(iv)	The Director will not in any capacity carry on, be engaged or employed or be concerned or interested in any business, or take steps to set up, promote or facilitate the establishment of any business which competes or is about to compete with the Business.

For the purposes of this Clause 2, any reference to “engagement or employment” means engagement or employment whether under a contract or otherwise and if under a contract includes a contract of employment, or a contract for services or any other form of contract and the terms “engage” and “employ” and their derivatives shall be construed in accordance with this definition.

3. Clause 2 shall apply mutatis mutandis in relation to Subsidiaries as if the provisions in sub-clauses (i)-(iii) inclusive and the definitions were repeated with the substitution of the words “any of the Company’s Subsidiaries” for BT, and the Company contracts with the Director in this sub-clause on its own behalf and on behalf of each of its Subsidiaries.

4. For the avoidance of doubt it is expressly agreed that each of the sub-clauses (i)-(iii) in Clause 2 is intended to contain separate and severable restraints and if any one or more of such sub-clauses are for any reason unenforceable in whole or in part, then the other sub-clauses shall nonetheless be and remain effective.

5. The Director acknowledges that the restraints contained in this Schedule and each of them are necessary to protect the legitimate interests of the BT Group, are no wider than reasonably necessary for that purpose, and are reasonable as between the parties to this Agreement.

6. If any of the restrictions contained in this Schedule shall be adjudged to be void or ineffective or unenforceable for whatever reason but would be adjudged to be valid and effective if part of the wording were deleted or the periods reduced or the area reduced in scope, they shall apply with such modifications as may be necessary to make them valid and effective.